                                                                  EXHIBIT 10(26)
April 13, 1995

Mr. J. Terrence Lanni
c/o Troy & Gould
1801 Century Park East
16th Floor
Los Angeles, CA 90067

Dear Terry:

This letter will memorialize the agreement between yourself and MGM Grand, Inc. ("MGMG"):

1.  Commencement Date:

    As soon as practicable, but not later than June 1, 1995.

2.  Positions/Titles:

    A.  President and Chief Executive Officer

    B.  Member of the Board of Directors

    C.  Member of the Executive Committee

3.  Compensation

    A.  Base: $1,000,000 per year, subject to possible increase following annual
        ----
        review on the employment anniversary date at the sole discretion of MGMG's Compensation Committee.

    B.  Stock Options: 1,000,000 shares of MGMG common stock and subject to the
        -------------
        following vesting schedule:

        End of Employment            Percentage of
               Year                 Options Vesting
        -----------------           ---------------

                1                           0
                2                           0
                3                          20
                4                          20
                5                          20
                6                          40




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Mr. J. Terrence Lanni
April 13, 1995
Page 2

          The options will be granted pursuant to an amendment to MGMG's existing Nonqualified Stock Option Plan or pursuant to a new Nonqualified Stock Option Plan, and will be subject to stockholder approval.

     C.   Acceleration of Stock Options: If there is a change in control of MGMG
          ------------------------------
          as the result of stockholders disposing of their shares through sale or exchange to a third party or cash merger (as distinguished from a change of control resulting from the issuance of treasury shares or from any other transaction) before the stock options are fully vested, all unvested stock options shall become fully vested as of the date of such sale, exchange or cash merger.

4.   Duties and Responsibilities: Those consistent with Positions/Titles.

5. Exclusivity: You agree to devote your full business time to MGMG and to render your services solely and exclusively for MGMG, provided that the Executive Committee may in its sole discretion grant exceptions to such exclusivity, which exceptions may be withdrawn in the sole discretion of such Committee. Subject to the above-referenced discretion of the Executive Committee, it is understood that you will continue to serve as Chairman of the Board of Trustees of Loyola Marymount University and as a director of Santa Anita Operating Company and of Santa Anita Realty Enterprises.

6.   Representations and Warranties: You represent and warrant that:

     A. You can and will be unconditionally licensed by all applicable Gaming Authorities, and other authorities, including authorities to which MGMG may become subject in the future. Notwithstanding the foregoing, this provision shall not be deemed to have been violated if the sole reason you are not licensed by any future authority is your failure to comply with any licensing requirement that you become a resident of such jurisdiction.

     B. There are no currently existing conditions which may impair your ability to perform your duties hereunder.

     C. You have the full right to enter into this agreement, and your entering into this agreement will not violate or conflict with any arrangements you have with anyone.



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Mr. J. Terrence Lanni
April 13, 1995
Page 3


7. Termination Right: Except as otherwise provided in Paragraph 8 below, either party shall have the right to terminate this agreement and your employment hereunder on thirty (30) days notice without any further obligations to each other, including without limitation any obligations under Paragraph 3 above.

8. Termination Without Cause: If your employment is terminated without cause at any time during the first five years of the agreement:

    A. You shall be entitled to continue receiving your base compensation set forth in Paragraph 3A on a monthly basis for the number of months shown in the following schedule, less any earned income and employee benefits received by you by virtue of your employment elsewhere during such payout period:

        If Termination Without        Number of Months Base
        Cause Occurs in Year:            Compensation
        ----------------------          (payout period)
                                      ---------------------

                1                        18 months
                2                        18 months
                3                        12 months
                4                         6 months
                5                         6 months

    B.  For purposes of this agreement, the term "cause" shall mean:

        (1) Misconduct or negligence in the performance of your material duties hereunder, or refusal to perform such duties;

        (2) Any breach of your representations, warranties and covenants contained in this agreement;

        (3) Failure by you to promptly obtain or retain any permits, licenses, or approvals which shall be required by any State or local authorities for the conduct of any business activities of MGMG, provided however that "cause" shall not be deemed to exist if the sole reason you fail to obtain or retain any such permits, licenses or approvals is your non-residence in a jurisdiction other than Nevada;


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Mr. J. Terrence Lanni
April 13, 1995
Page 4


        (4) Your death, or your disability for a consecutive period of six (6) months;

        (5) Your indictment for or conviction of a crime, except for minor traffic violations and similar matters, it being acknowledged that inasmuch as the activities of MGMG and its subsidiaries are subject to a high degree of regulation and require MGMG to maintain the highest standards of integrity, any such indictments or convictions would be material and adverse to the interests of MGMG; or

        (6) The Board of Directors shall, after reasonable inquiry, have reasonably concluded that you have engaged in conduct which is materially adverse to MGMG or its business reputation.

9. Employee Benefits: You shall be entitled to all employee benefits that are in place as of the Commencement Date of this agreement, subject to change from time to time at the discretion of the Executive Committee or Compensation Committee. It is understood and acknowledged that MGMG is not committing to maintain any particular level of benefits or benefits program, provided however, that your level of participation in such programs shall be at the same level as those afforded to the group of senior executives of MGMG.

10. Relocation Expenses: MGMG will pay the cost of your relocation from Los Angeles to Las Vegas in accordance with MGMG's standard "Los Angeles/Las Vegas Relocation Policy - Officers", of which you have been supplied a copy.

11. Confidentiality: The terms of this agreement shall be kept confidential, subject to MGMG's compliance with applicable federal and state laws and regulations which may require public disclosure of the agreement or its terms.

Mr. J. Terrence Lanni
April 13, 1995
Page 5


12. Public Announcement: MGMG shall have the right to issue a press release concerning your engagement by MGMG, provided the text of such press release shall be subject to your approval, not to be unreasonably withheld. You and MGMG each covenant not to, or to permit your respective agents or representative to, leak word of this agreement prior to issuance of the press release.

                                        Sincerely,




                                        MGM Grand, Inc.

                                        By: /s/ Robert R. Maxey
                                           --------------------------------
                                               Robert R. Maxey,
                                               Chairman

AGREED TO AND ACKNOWLEDGED:


/s/     J. TERRENCE LANNI                     April 14, 1995
-----------------------------------          ----------------
        J. Terrence Lanni                      Date



/s/      ALEX YEMENIDJIAN                     April 14, 1995
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         Alex Yemenidjian                      Date